EXHIBIT A

MAINE & MARITIMES CORPORATION AND SUBSIDIARIES

Statements of Consolidated Income

(In thousands of dollars, except share information)

	Year Ended December 31,
	2003	2003	2002
Operating Revenues
Regulated	$ 33,733	$ 31,739	$ 31,401
Unregulated	3,405	58	—

Total Revenues	37,138	31,797	31,401

Operating Expenses
Regulated Operation & Maintenance	14,065	12,808	13,045
Unregulated Operation & Maintenance	5,243	892	210
Depreciation	2,648	2,647	2,412
Amortization of Stranded Costs	9,583	8,761	8,761
Amortization	224	206	236
Taxes Other Than Income	1,655	1,460	1,379
Provision for Income Taxes—Regulated	1,662	1,792	1,908
Benefit of Income Taxes—Unregulated	(797)	(98)	—

Total Operating Expenses	34,283	28,468	27,951

Operating Income	2,855	3,329	3,450

Other Income (Deductions)
Equity in Income of Associated Companies	204	272	280
Interest and Dividend Income	2	(19)	57
Allowance for Equity Funds Used During Construction	42	46	3
(Provision for) Benefit of Income Taxes	(7)	(43)	19
Other—Net	(314)	(339)	(249)

Total	(73)	(83)	110

Income Before Interest Charges	2,782	3,246	3,560

Interest Charges
Long-Term Debt and Notes Payable	2,360	1,633	1,620
Less Stranded Costs Carrying Charge	(1,289)	(1,323)	(1,076)
Less Allowance for Borrowed Funds Used During Construction	(15)	(13)	(74)

Total	1,056	297	470

Net Income from Continuing Operations	1,726	2,949	3,090

Discontinued Operations
(Loss) Income from Discontinued Operations (including loss on disposal of $69 in 2004)	(678)	(253)	5,704
Income Tax Benefit (Provision)	270	110	(2,251)

(Loss) Income from Discontinued Operations	(408)	(143)	3,453

Net Income Available for Common Stockholders	$ 1,318	$ 2,806	$ 6,543

Average Shares Outstanding	1,612,696	1,575,066	1,573,865

Basic Earnings Per Share of Common Stock From Continuing Operations	$1.07	$1.87	$1.97
Basic (Loss) Earnings Per Share of Common Stock From Discontinued Operations	(0.25)	(0.09)	2.19

Basic Earnings Per Share of Common Stock From Net Income	$ 0.82	$ 1.78	$ 4.16

Diluted Earnings Per Share of Common Stock From Continuing Operations	$ 1.06	$ 1.86	$ 1.96
Diluted (Loss) Earnings Per Share of Common Stock From Discontinued Operations	(0.25)	(0.09)	2.19

Diluted Earnings Per Share of Common Stock From Net Income	$ 0.81	$ 1.77	$ 4.15

See Notes to Consolidated Financial Statements

MAINE & MARITIMES CORPORATION AND SUBSIDIARIES

Statements of Consolidated Cash Flows

(In thousands of dollars)

	Year Ended December 31,
	2004	2003	2002
Cash Flow From Operating Activities
Net Income	$ 1,318	$ 2,806	$ 6,543
Adjustments to Reconcile Net Income to Net Cash Provided by Operations:
Depreciation	2,642	2,655	2,420
Amortization	256	206	236
Amortization of Seabrook Costs	1,110	1,110	1,110
Amortization of Deferred Gain from Asset Sale	—	(443)	(2,987)
Bad Debt Expense	466	297	378
Deferred Income Taxes—Net	1,236	3,634	641
Deferred Investment Tax Credits and Excess Deferred Income Taxes	(28)	(30)	(30)
Loss on Disposal of Fixed Assets	69	—	—
Allowance for Funds Used During Construction	(57)	(59)	(77)
Income on Tax-Exempt Bonds-Restricted Funds	—	(8)	(51)
Change in Deferred Regulatory and Debt Issuance Costs	(4,420)	(6,829)	(1,884)
Amortization of W/S Upfront Payment	1,451	1,451	1,451
Change in Benefit Obligations	1,158	464	1,264
Change in Current Assets and Liabilities:
Accounts Receivable and Unbilled Revenue	(221)	(574)	(464)
Other Current Assets	(559)	(190)	110
Accounts Payable	440	(145)	(1,504)
Other Current Liabilities	(59)	(242)	(403)
Other—Net	(39)	(234)	103

Net Cash Flow Provided By Operating Activities	4,763	3,869	6,856

Cash Flow From Financing Activities
Dividend Payments	(1,834)	(2,931)	(2,235)
Retirements of Long-Term Debt	(1,500)	(3,085)	(1,175)
Additions of Long-Term-Debt	10,200	—	—
Short-Term Borrowings (Repayments), Net	(2,339)	3,349	(1,150)

Net Cash Flow Provided By (Used For) Financing Activities	4,527	(2,667)	(4,560)

Cash Flow From Investing Activities
Drawdown of Tax-Exempt Bond Proceeds	—	2,064	3,718
Stock Redemption from Associated Company	200	525	375
Acquisitions, Net of Cash Acquired	(3,529)	(527)	—
Change in Restricted Investments	(601)	—	—
Investment in Fixed Assets	(8,511)	(4,876)	(5,929)

Net Cash Flow Used For Investing Activities	(12,441)	(2,814)	(1,836)

(Decrease) Increase in Cash and Cash Equivalents	(3,151)	(1,612)	460
Cash and Cash Equivalents at Beginning of Period	4,344	5,956	5,496

Cash and Cash Equivalents at End of Period	$ 1,193	$ 4,344	$ 5,956

Supplemental Disclosure of Cash Flow Information:
Cash Paid During the Period for:
Interest	$ 2,064	$ 1,253	$ 1,119
Income Taxes	$ 303	$ 785	$ 4,028
Non-Cash Investing Activities:
Value of Stock Issued for Acquisition	$ 1,677	$ 194	$ —

See Notes to Consolidated Financial Statements

MAINE & MARITIMES CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets

(In thousands of dollars)

	December 31,
	2004	2003
ASSETS
Plant
Electric Plant in Service	$ 96,309	$ 91,647
Non-Utility Plant	3,500	679
Less Accumulated Depreciation	(39,713)	(37,796)

Net Plant in Service	60,096	54,530
Construction Work-in-Progress	1,021	8

Total	61,117	54,538

Investment in Associated Companies	2,383	2,729

Net Plant and Investments in Associated Companies	63,500	57,267

Current Assets:
Cash and Cash Equivalents	1,193	4,344
Accounts Receivable (less allowance for uncollectible accounts of $690 in 2004 and $236 in 2003)	7,746	6,032
Unbilled Revenue	1,044	1,199
Inventory	604	695
Income Tax Refund Receivable	863	229
Prepayments	469	361
Unbilled Contract Revenue	399	29

Total	12,318	12,889

Regulatory Assets:
Uncollected Maine Yankee Decommissioning Costs	14,148	17,771
Recoverable Seabrook Costs	12,778	13,889
Regulatory Assets—Deferred Income Taxes	6,659	6,280
Regulatory Assets—Post-Retirement Medical Benefits	243	368
Deferred Fuel and Purchased Energy Costs	25,544	20,495
Regulatory Asset—Power Purchase Agreement Restructuring	2,902	4,353
Unamortized Premium on Early Retirement of Debt	1,290	1,498
Deferred Regulatory Costs	1,306	1,392

Total	64,870	66,046

Other Assets
Intangible Assets (net of accumulated amortization of $60 in 2004 and $0 in 2003)	78	138
Goodwill	5,753	404
Unamortized Debt Issuance Costs	609	625
Restricted Investment (at cost, which approximates market)	2,980	2,379
Miscellaneous	698	1,521

Total	10,118	5,067

Total Assets	$ 150,806	$ 141,269

See Notes to Consolidated Financial Statements

MAINE & MARITIMES CORPORATION AND SUBSIDIARIES

Capitalization and Liabilities

(In thousands of dollars)

	December 31,
	2004	2003
Capitalization (see accompanying statements):
Common Shareholders’ Equity	$ 48,157	$ 46,988
Long-Term Debt	37,155	29,230

Total	85,312	76,218

Current Liabilities:
Long-Term Debt Due Within One Year	2,225	1,450
Notes Payable to Banks	3,989	6,200
Accounts Payable	4,978	3,928
Accounts Payable—Associated Companies	258	28
Accrued Employee Benefits	1,334	1,013
Dividends Payable	327	—
Customer Deposits	26	19
Payroll Taxes Accrued	21	20
Interest Accrued	75	35
Deferred Contract Revenue	109	35

Total	13,342	12,728

Deferred Credits and Other Liabilities:
Accrued Removal Obligations	4,213	4,015
Carrying Value of Interest Rate Hedge	1,471	1,185
Uncollected Maine Yankee Decommissioning Costs	14,148	17,771
Other Regulatory Liabilities	318	245
Deferred Income Taxes	26,845	25,040
Accrued Postretirement Benefits and Pension Costs	4,480	3,462
Investment Tax Credits	131	159
Miscellaneous	546	446

Total	52,152	52,323

Commitments, Contingencies, and Regulatory Matters (Note 12)

Total Capitalization and Liabilities	$ 150,806	$ 141,269

See Notes to Consolidated Financial Statements